Exhibit 10.27

HIGH ROLLER TECHNOLOGIES, INC.

400 SOUTH 4TH STREET, SUITE 500-#390

LAS VEGAS, NEVADA 89101

December 5, 2023

Ben Clemes

[Address]

High Roller Technologies, Inc.— Offer Letter

Dear Ben:

High Roller Technologies, Inc. (the “Company”) is pleased to present this offer of employment to you for the position of Chief Executive Officer, as summarized in this communication (the “Offer Letter”). In this position you will have principal executive and operating responsibility/accountability for all elements of the business. You will report directly to the entire Board of Directors of the Company.

This offer of employment is contingent upon favorable completion of a background screening.

The Company’s offer is comprised of the following:

●	USD$246,000 per annum base salary which equates to $10,250.00 when paid on a semi-monthly basis;

●	Six paid holidays per calendar year;

●	Health insurance allowance of up to $1,500 per month (until the Company establishes a group health plan);

●	You will also be eligible to participate in an annual cash bonus program the terms of which will be determined by the Board of Directors in its sole discretion;

●	Upon Board approval, you will be issued 481,250 shares of Restricted Stock Units of common stock (RSUs) of which (i) 60,156 shall vest on January 1, 2024, (ii) 60,156 shall vest on the earlier of the closing of the Company’s initial public offering of securities (“IPO”) or February 12, 2024, (iii) 120,313 shall vest in equal installments on each anniversary of your start date over three year period, (iv) 120,312 shall vest upon the Company generating net gaming revenue of at least 91 million Euro for the fiscal year ended December 31, 2024, and (v) 120,313 shall vest upon the Company generating net gaming revenue of at least 150 million Euro for the fiscal year ended December 31, 2025.

All unvested RSUs shall vest on earlier of (i) a change of control of the Company or (ii) if, in connection with our closing of an acquisition of a gaming license, domain name, iGaming assets such as those related to lotteries, sports betting, and other similar operations, whether in the nature of B-to-B or B-to-C, the parties mutually agree in writing to your stepping down as Chief Executive Officer in favor of a successor candidate. Except as explicitly noted in this letter, unvested RSUs shall expire and be of no further validity upon your ceasing to be Chief Executive Officer. You and we agree that the Company shall retain the right to repurchase your vested RSUs for $50,000 if the Company has not completed its IPO within 60 days after you have ceased to be our Chief Executive Officer and further that the Company may place a stop transfer order with its independent transfer agent during the pendency of these rights.

High Roller Technologies, Inc. Offer Letter

December 5, 2023

For the purpose of the offer letter “change of control” shall mean any “person” (as the term is used in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or “group” (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than current principal shareholders of the Company, persons or entities affiliated with them, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of Company, representing 50% or more of Company’s outstanding voting securities entitled to vote generally in the election of directors of Company.

You acknowledge that the RSUs are restricted securities within the meaning of the U.S. federal securities laws and that they have not been registered under the Securities Act of 1933 nor qualified under any state blue sky law. As a result, you will not be able to sell or transfer your securities in the absence of such registration or in absence of a written legal opinion that establishes to the satisfaction of the Company that an exemption from such registration and qualification is available. You agree that in the event of the IPO your RSUs will be subject to the same lockup restrictions as are imposed by the underwriter on our other officers and directors.

You reside in San Francisco and at least initially propose to maintain that domicile, and you acknowledge that the Company’s corporate offices are based in Las Vegas, Nevada, and that you may be required to attend meetings in Europe, Los Angeles, Las Vegas and elsewhere as may be necessary. The Company will reimburse you for reasonable commuting costs of all business-related travel (airfare, rental car, gasoline, a reasonable per diem confirmed in writing, and hotel/apartment). Appropriate state and federal income taxes, as well as other taxes, will be withheld from your compensation.

This Offer Letter and the RSUs will require approval by the Company’s Board of Directors. Compensation and benefits are subject to modification as may be determined by the Company’s Board of Directors in its sole discretion at any time.

Employment with the Company is wholly “at will”, which means that it is not for a specific term. and that either party can terminate the employment relationship, at will, with or without cause, at any time.

You agree to comply with the Company’s corporate policies with respect to confidentiality, non-disclosure and non-trading in the stock of the Company, as well as any other corporate policies that are in force or may be adopted in the future.

High Roller Technologies, Inc. Offer Letter

December 5, 2023

This agreement and any additions or amendments thereto shall be governed by and construed in accordance with the laws of the State of Nevada. The terms and conditions set forth in this offer letter, if accepted by you, will comprise the entire agreement between the Company and you with regard to your employment and will supersede any other agreements, whether written or oral, with regard to the subject of your employment.

As discussed, the start date for your appointment as Chief Executive Officer of the Company shall be January 1, 2024.

This offer of employment is contingent upon the Company’s receipt of your written or electronic acceptance no later than the close of normal business on December 8, 2023. If you do not deliver written acceptance by that date, we will assume that you have declined the offer of employment and that the offer will thereupon be withdrawn.

Sincerely,

By:

Michael Cribari

Chief Executive Officer

I ACKNOWLEDGE THAT I HAVE READ, UNDERSTAND AND AGREE TO THE FOREGOING TERMS AND CONDITIONS OF EMPLOYMENT.

Ben Clemes

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